EXHIBIT 10.29
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
     Charles D. Kissner (“Executive”) and Stratex Networks, Inc., formerly DMC Stratex Networks, Inc. (the “Company”), are parties to an Employment Agreement of May 14, 2002 (the “Agreement”), and an Amendment to Employment Agreement effective as of May 2, 2005 (the “First Amendment”) and an Amendment to Employment Agreement — Amendment (B) effective as of April 1, 2006 (the “Second Amendment”). Executive and the Company now wish to terminate the First and Second Amendments, and to amend the Agreement, and thus they now enter into this Third Amendment to Employment Agreement (the “Third Amendment”).
     1. The First and Second Amendments are hereby terminated, and are of no legal force or effect.
     2. Wherever the phrase “DMC Stratex Networks, Inc.” appears in the Agreement, it is hereby deleted and replaced with “Stratex Networks, Inc.”
     3. In Paragraph 1 of the Agreement, the phrase “Chairman and Chief Executive Officer” is deleted and replaced with “Executive Chairman.”
     4. In Paragraph 3(a) of the Agreement, the phrase “at least” is deleted in its entirety.
     5. In Paragraph 5(d)(i) of the Agreement, the phrase “, plus $4,166.67 per month,” is deleted in its entirety.
     6. The following is added to Paragraph 5(d)(ii) of the Agreement: “provided, however, that if you are 60 years of age or older on the date of your termination without cause, and if you have been employed by the Company for not less than three years as of the date of your termination without cause, the Company will pay the premiums necessary to continue your Company group health insurance coverage under COBRA (or to provide you with comparable health insurance coverage) until you reach the age of 65 or until you are eligible to participate in another employer’s group health insurance plan, whichever comes first;”.
     7. The following Paragraph 5(d)(vii) is added to the Agreement: “Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits you would receive pursuant to this Agreement in connection with your termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after your “separation from service” within the meaning of Section 409A. Any payments or benefits which would have been payable but are delayed under the previous sentence shall be payable at that time. You and the Company and agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.
     8. In Paragraph 11 of the Agreement, the last sentence (“Provided, however . . .”) is hereby deleted and replaced with the following sentence: “Any arbitration conducted under this Paragraph will be pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, a copy of which can be found on the AAA’s website at www.adr.org.”
     9. The heading of Paragraph 13 is revised to read “Applicable Withholding/Severance Payments Following Death”, and the following sentence is added to that Paragraph: “In the event of your death at any time you are entitled to or are receiving any severance payments and/or benefits pursuant to this Agreement, the Company will provide your family/estate with any remaining severance payments and/or benefits to which you are entitled under this Agreement on the same schedule that you would have received such payments and/or benefits.”
     Except as modified by this Third Amendment, the Agreement will remain in full force and effect.

Dated: December 15, 2006	/s/ Charles D. Kissner

Charles D. Kissner

Dated: December 15, 2006	Stratex Networks, Inc.

	By:	/s/ V. Frank Mendicino

Its: Chairman of Compensation Committee of the Board of Directors